Exhibit 99.1

News Release

Contact:
Larry Vale
Keane Investor Relations
617-241-9200 x1290

Albie Jarvis
Porter Novelli
617-897-8236

KEANE ANNOUNCES NEW SHARE REPURCHASE AUTHORIZATION

BOSTON, Mass., Oct. 25, 2005 — Keane, Inc. (NYSE: KEA), a leading business process and information technology (IT) services firm, today announced that its Board of Directors has authorized the Company to repurchase 3 million shares of its common stock over the next 12 months.

Keane recently completed the repurchase of 3 million shares under a previous authorization, which was announced on June 14, 2005.  The total cost of these shares was $36.0 million.

Share repurchases may be made on the open market or in negotiated transactions.  The Company’s management, based on its evaluation of market and economic conditions and other factors, will determine the timing and amount of shares repurchased.  The Company reported that the repurchased shares will be available for use in connection with the Company’s stock option plans, employee stock purchase and other stock benefit plans, and for general corporate purposes, including acquisitions.  Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

About Keane

In business since 1965, Keane, Inc. (NYSE: KEA) is a leading business process and IT services firm.  Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable, and sustainable business benefit.  As a trusted advisor and partner for its clients, Keane solves real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.

Specifically, Keane delivers highly synergistic Application and Business Process Services, including Application Outsourcing, Application Development and Integration, Strategic Staffing, and Testing, as well as Business Process Improvement and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Keane, based in Boston, Mass., delivers its services through an integrated network of regional offices in the United States, Australia, Canada, India, and the United

Kingdom, and via SEI CMMI Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

####